Exhibit 99.1

Investors Real Estate Trust Announces the Signing of Sales Agreements on Office Assets

MINOT, N.D., June 18, 2015 /PRNewswire/ — Investors Real Estate Trust (NYSE: IRET) (NYSE: IRET PR) (NYSE: IRET PRB) is pleased to announce that it has signed agreements for the sale of substantially all of its office portfolio totaling 39 properties and nearly three million square feet.  CEO, Tim Mihalick commented, “In line with the change to our strategic plan announced earlier this year, we expect the closing of these asset sales to occur later this summer or in the fall of 2015”.   Mr. Mihalick has previously indicated to the market that IRET intends to move toward a more focused portfolio in the coming months, and he believes that these sales are a great step forward down that path.

IRET is also excited to announce the opening of the Chateau II luxury apartment development in Minot, North Dakota.  The Chateau II apartment development is located close to a neighborhood shopping center and within walking distance to an elementary school.  The property consists of 72 units with a mix of one, two and three bedrooms and climate controlled parking for most of the units.  Chateau II was available for occupancy on June 1, 2015, and IRET is pleased to report that the complex is currently 38% leased.

Safe Harbor

Statements about IRET’s future expectations and all other statements in this press release other than historical facts, including statements regarding the potential sale of the Company’s commercial office properties and expected benefits from this update of the Company’s strategic plan, are subject to various risks and uncertainties, and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. Since these statements involve risks and uncertainties and are subject to change at any time, the Company’s actual results could differ materially from expected results.

About Investors Real Estate Trust

Investors Real Estate Trust is a self-advised equity real estate investment trust. Its business consists of owning and operating income-producing multi-family residential, healthcare, and commercial properties located primarily in the upper Midwest states of Minnesota and North Dakota. Investors Real Estate Trust is based in Minot, North Dakota, and has additional offices in Minneapolis and St. Cloud, Minnesota.

CONTACT:	Cindy Bradehoft
Director of Investor Relations
10050 Crosstown Circle, Suite 105
Eden Prairie, MN 55344
Phone: 952.401.4835
E-Mail: cbradehoft@iret.com